Exhibit 10.11

HOTEL LEASE

between

GANO HOLDINGS, LLC, a Rhode Island limited liability company, as Landlord

and

PHR GANO OPCO SUB, LLC, a Delaware limited liability company, as Tenant

Dated as of February 27, 2020

Hilton Garden Inn, Providence, RI

220 India Street, Providence RI

i

4.18	Third Party Manager	18

ARTICLE 5 FINANCIAL STATEMENTS; TRANSACTIONS WITH AFFILIATES		19
5.1	Financial Statements to be Provided by Tenant	19
5.2	Transactions with Affiliates	19

ARTICLE 6 MAINTENANCE, REPAIRS AND ALTERATIONS		19
6.1	Maintenance and Repairs	19
6.2	Alterations	19
6.3	Capital Expenditures	20

ARTICLE 7 LIABILITY CLAIMS AND INSURANCE		20
7.1	Waiver of Claims	20
7.2	Liability Insurance	20
7.3	Property Insurance	21
7.4	Business Interruption Coverage.	21
7.5	Waiver of Subrogation	21
7.6	Other	21
7.7	Single Policy	22

ARTICLE 8 DEFAULT AND TERMINATION		22
8.1	Tenant Default	22
8.2	Collateral Assignment	23
8.3	Landlord’s Remedies	23
8.4	Surrender of the Leased Property	23
8.5	Landlord’s Right to Cure	24
8.6	Tenant’s Bankruptcy or Insolvency	24
8.7	Attorneys’ Fees	25
8.8	Remedies Cumulative	25
8.9	Liability for Tenant’s Obligations	25
8.10	Default by Landlord	25
8.11	Holding Over	25

ARTICLE 9 CASUALTY OR CONDEMNATION		26
9.1	Restoration	26
9.2	Condemnation	26

ARTICLE 10 ASSIGNMENT AND SUBLETTING		27
10.1	Assignment or Subletting	27
10.2	Notice	27
10.3	Continued Primary Liability	27
10.4	Miscellaneous	27

ARTICLE 11 SUBORDINATION		27
11.1	Subordination.	27

ARTICLE 12 MISCELLANEOUS		29
12.1	Quiet Enjoyment	29

ii

12.2	Landlord’s Right of Entry	29
12.3	Estoppel Certificates	29
12.4	Delivery of Notices	29
12.5	Notices	29
12.6	No Broker	30
12.7	Quarterly Meetings	30
12.8	No Joint Venture	31
12.9	Partial Invalidity	31
12.10	Third Parties	31
12.11	Waivers and Enforcement	31
12.12	Modification	31
12.13	Non-Recourse Liability	31
12.14	Captions	32
12.15	Time of Essence	32
12.16	Successors and Assigns	32
12.17	No Recordation	32
12.18	Name	32
12.19	Survival	32
12.20	Confidentiality	32
12.21	Conveyance by Landlord	32
12.22	Governing Law	33
12.23	Counterparts	33

iii

HOTEL LEASE

THIS HOTEL LEASE (this “Lease”) is made and entered into as of the 27th day of February 2020, by and between GANO HOLDINGS, LLC, a Rhode Island limited liability company, having its principal office at c/o Procaccianti Companies, 1140 Reservoir Avenue, Cranston, Rhode Island 02920-6320 (“Landlord”), and PHR GANO OPCO SUB, LLC, a Delaware limited liability company, having its principal office at c/o Procaccianti Companies, 1140 Reservoir Avenue, Cranston, Rhode Island 02920-6320 (“Tenant”).

RECITALS

A.            Landlord is the owner of the real property located at 220 India Street, Providence, RI and legally described on Exhibit A attached hereto (the “Land”) and all improvements thereon, including the building that is being operated as a hotel consisting of 137 guest rooms, and other facilities. The Property (as hereinafter defined) and that portion of the FF&E (as hereinafter defined) that is owned by Landlord (and not paid for herein by Tenant) are hereinafter collectively referred to as the “Leased Property”.

B.            Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord, all on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I
DEFINITIONS

In addition to other terms that are defined elsewhere in this Lease, the following terms shall have the meanings set forth below when used herein:

“Additional Rent” has the meaning set forth in Section 3.3.

“Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlled by, controlling or under direct or indirect common control with the Person in question, (b) who owns, directly or indirectly, 5% or more of the equity interest of the Person in question, or (c) who is an immediate family member (e.g., a parent, spouse, sibling, child or grandchild) of the Person in question. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Assigned Items” has the meaning set forth in Section 2.1.

“Base Rent” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of prior or succeeding law.

“Commencement Date” means February 27, 2020.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-84=100 as published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index shall cease to use 1982-84 as the base period, the Consumer Price Index shall be converted in accordance with the conversion factor, if any, published by the United States Department of Labor, Bureau of Labor Statistics. If the Consumer Price Index is discontinued or revised during the Term hereof such other governmental index or computation, if any, with which it is replaced shall be used. If no conversion factor is supplied by the United States Department of Labor, Bureau of Labor Statistics, either for a new base year or a new index, the parties hereto shall agree upon a replacement for the Consumer Price Index to be used.

“Cut-Off Time” means 12:01 a.m. on the Commencement Date.

“Debtor’s Law” has the meaning set forth in Section 8.6.

“Default Interest Rate” means an annual rate equal to the Prime Rate, plus five percent (5%).

“Event of Default” has the meaning set forth in Section 8.1.

“Executive Order 13224” has the meaning set forth in Section 4.15(e)(i).

“Expiration Date” has the meaning set forth in Section 2.2.

“FF&E” means the furniture, furnishings, equipment, fixtures, apparatus and other personal property used in, or held in storage for use in, the operation of the Hotel, or any replacement or substitution of such furniture, furnishings, equipment, fixtures or apparatus.

“Fixed Rent” has the meaning set forth in Section 3.1(a).

“Foreclosure Purchaser” means the holder of a Mortgage or the designee or assignee of the holder of a Mortgage in the case of a deed-in-lieu of foreclosure, or the purchaser in a foreclosure proceeding.

“Franchise” means the franchise rights of Tenant under the Franchise Agreement.

“Franchise Agreement” means that certain Franchise Agreement dated on or about the date hereof, between Franchisor and Tenant, for the use of the franchise rights, the “Hilton Garden Inn” trademark, services and related rights, subject to the obligations and limitations set forth therein, as amended from time to time, and any substitute therefor mutually agreed to by Franchisor and Tenant.

“Franchisor” means Hilton Franchise Holding LLC.

“GAAP” has the meaning set forth in Section 3.1(d).

“Governmental Authority” means any federal, state, county or municipal government and any appropriate department, commission, board or other authority having jurisdiction over the Hotel now or hereafter in force, including, without limitation, any alcoholic beverage control board, health inspector, the Board of Fire Underwriters, and any insurance company providing the insurance required to be carried under this Lease.

“Gross Revenue” has the meaning set forth in Section 3.1(d).

“Hazardous Materials” means any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material included in the definition of “hazardous substances”, “hazardous wastes”, “hazard materials”, “toxic substances”, “contaminants” or any other pollutant, or otherwise regulated by any federal, state or local environmental law, ordinance, rule or regulation, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing Acts.

“Hotel” means the hotel operated on the Land by Tenant, currently commonly known as the Hilton Garden Inn, Providence, and all improvements constructed thereon, all related FF&E, and all rights appurtenances and interests in connection therewith.

“Hotel Personalty” has the meaning set forth in Section 3.6(a).

“Land” has the meaning set forth in Recital A.

“Landlord” has the meaning set forth in the preamble.

“Law” has the meaning set forth in Section 4.8(a).

“Lease” has the meaning set forth in the preamble.

“Lease Year” means a consecutive twelve-month period, commencing on the first day of the first full month after the Commencement Date, except that the final Lease Year shall end on the Expiration Date (unless this Lease shall be sooner terminated in accordance with its terms).

“Leased Property” has the meaning set forth in Recital A.

“Licenses” has the meaning set forth in Section 4.7.

“Lien” has the meaning set forth in Section 4.10.

“Management Agreement” means that certain Management Agreement, dated as of the date hereof, between Tenant and Manager for the management and operation of the Hotel, as amended from time to time, and any substitute therefor mutually agreed to by Manager and Tenant.

“Manager” means GANO Hotel Manager, LLC.

“Mortgage” means any first mortgage, deed of trust, deed to secure debt or other security instrument recorded against all or any portion of the Property for current indebtedness of Landlord and all renewals, modifications, refinancings, rearrangements, consolidations, replacements and extensions thereof, as evidenced or deemed to be evidenced by any mortgage, deed of trust, deed to secure debt, assignment of leases or profits, security agreement or fixture filing from Landlord to a lender.

“Notices” has the meaning set forth in Section 12.5.

“OFAC” has the meaning set forth in Section 4.15(e)(i).

“OFAC Lists” has the meaning set forth in Section 4.15(e)(i).

“Officer’s Certificate” has the meaning set forth in Section 3.1(c).

“Operating Supplies” means all supplies, except for FF&E and kitchen, restaurant and bar equipment, used or held in storage for future use in connection with operation of the Hotel in accordance with the Operational Standards, including, without limitation, all engineering, maintenance and housekeeping supplies, guest room cleaning supplies, soap and other toiletries, toilet paper, stationery, writing pens, office supplies, and food and beverages of all kinds.

“Operational Standards” means the operating standards required for the Hotel to be operated as a first-class, hotel staffed and equipped and having inventories comparable to other similar first-class hotels in comparable metropolitan areas in the United States, and at all times in accordance with the requirements established and set forth by the Franchisor.

“Parking Contracts” means any agreements providing for vehicle parking (valet or otherwise) rights associated with the guests, invitees or employees of the Hotel.

“Percentage Rent” has the meaning set forth in Section 3.1(b).

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Personal Property Limitation” has the meaning set forth in Section 3.6(a).

“Persons Within Tenant’s Control” means all of Tenant’s subtenants and assignees, and all of their respective principals, officers, agents, contractors, servants, employees, licensees, guests and invitees.

“Prime Rate” means the prime rate of interest published from time to time (and as the same may be changed from time to time) in the Money Rates section of The Wall Street Journal, or its successor publication, from time to time.

“Property” means the Land and the Hotel, in whole or in part, and all improvements, FF&E, appurtenances, rights and interests relating thereto.

“Proposed Party” has the meaning set forth in Section 10.2.

“Renewal Term” has the meaning set forth in Section 2.2.

“Rent” means Base Rent, Additional Rent, Percentage Rent and any other sum payable from Tenant to Landlord pursuant to this Lease.

“Required Improvements” has the meaning set forth in Section 4.13(b).

“Service Contracts” has the meaning set forth in Section 4.6(a).

“Tenant” has the meaning set forth in the preamble.

“Tenant’s Representative” has the meaning set forth in Section 8.6.

“Term” has the meaning set forth in Section 2.2.

The terms “herein,” “hereof,” “hereunder” and like terms, unless otherwise specified, shall be deemed to refer to this Lease in its entirety and shall not be limited to any particular section or provision hereof. The terms “include” and “including” as used herein shall be deemed to mean “including, but not limited to.” References herein to “Sections,” and “Exhibits” shall be deemed to respectively mean sections of and exhibits to this Lease unless otherwise specified.

ARTICLE 2
DEMISE AND TERM

2.1            Demise. Upon the terms and conditions hereinafter set forth and in consideration of the payment from time to time by Tenant of the Rent and the prompt performance by Tenant and Landlord of each and every one of the respective covenants and agreements hereinafter contained to be kept and performed by Tenant and Landlord, the performance of each and every one of which is declared to be an integral part of the consideration to be furnished respectively by Tenant and Landlord, (i) Landlord does hereby lease, let and demise unto Tenant, and Tenant does hereby lease of and from Landlord, for the Term, at the Rent and upon all of the other provisions of this Lease, the Leased Property together with any and all improvements now or hereafter erected or installed thereon relating to the Leased Property and all present or future appurtenances, rights, service contracts, equipment leases, privileges, licenses and easements benefiting, belonging or pertaining thereto; and (ii) effective as of the Commencement Date, Landlord does hereby assign to Tenant and Tenant does hereby assume from Landlord, for the Term, all of Landlord’s right, title and interest in and to, and all of Landlord’s obligations under, the Parking Contracts, the Service Contracts, the Licenses, the hotel reservations and any proprietary rights, records, documents and intangible property required in the ordinary course of business in operating the Hotel (collectively, the “Assigned Items”).

2.2            Term. The term of this Lease (the “Term”) shall commence on the Commencement Date and shall continue until the tenth (10th) anniversary of the first full month of this Lease, or such earlier date upon which this Lease is sooner terminated in accordance with its terms (the “Expiration Date”). Provided that no Event of Default shall have occurred and be continuing, this Lease shall automatically extend for two (2) renewal terms of five (5) years each

(each a “Renewal Term”) unless Tenant elects, by providing notice to Landlord no later than 12 months prior to then next scheduled expiration of the Term or Renewal Term of this Agreement to terminate this Agreement upon the expiration of the then current Term or Renewal Term. Base Rent and Percentage Rent shall be renegotiated by Landlord and Tenant prior to the commencement of each Renewal Term at rental rates with shall be “market rent” (meaning such rent which a willing tenant would pay a willing landlord to lease the Leased Property taking into account the terms and conditions of this Lease and permitting compliance with Sections 3.6 and 3.7 hereof) which shall be evidenced by a transfer pricing report prepared by an independent national accounting firm. All of the terms, covenants and provisions of this Agreement shall apply to each Renewal Term. Tenant shall have no right to extend the Term beyond the expiration of third Renewal Term. If Tenant does not give notice that it elects to terminate this Agreement in accordance with this Section 2.2, this Lease shall automatically renew at the end of the Term or Renewal Term then in effect as provided in the this Section 2.2.

2.3            Termination Upon Sale by Landlord. Notwithstanding anything to the contrary contained herein, the Term shall automatically expire and this Lease shall automatically terminate immediately upon completion of a sale by Landlord of Landlord’s interest in all or substantially all of the Leased Property.

2.4            Effect of Termination. Upon any termination of this Lease, Tenant shall pay to Landlord any Rent due and payable as of the date of such termination.

ARTICLE 3
RENT

3.1            Rent. Tenant agrees to pay for use of the Leased Property during each Lease Year (or partial Lease Year, if applicable with respect to the first and last Lease Year), the rent (the “Base Rent”) equal to the sum of Fixed Rent and Percentage Rent, as each are calculated in accordance Schedule 3.1 attached hereto and made a part hereof.

(a)           “Fixed Rent” shall have the meaning contained in Schedule 3.1.

(b)            “Percentage Rent” shall have the meaning contained in Schedule 3.1.

(c)           Tenant shall pay an amount equal to the Fixed Rent on the first (1st) day of each calendar month during the Term (including the calendar month next succeeding the last month of the term hereof). Percentage Rent for each Lease Year shall be payable monthly in arrears on the 15th day following the end of each calendar month based upon a written statement, signed and certified by an officer of Tenant (an “Officer’s Certificate”) to be true and correct, setting forth the total amount of Tenant’s Gross Revenue made during the immediately preceding calendar month. For the last month of the Term, which shall be a partial month, the dollar thresholds set forth in Sections 3.1(b)(i) through (v) above shall be multiplied by a fraction equal to (i) the number of days in such month divided by (ii) 30.

(d)           With respect to any applicable time period, “Gross Revenue” means all revenues and income of any kind derived from the use of rooms at the Hotel, including, without limitation, revenue derived from rooms and suites rented or leased for part of a day, a week, a month or longer, and all revenues and income of any kind derived from the sale of all food, liquor, soft drinks or other beverages at the Hotel, including mini-bars, and the sale, rental or use of kitchen facilities and services, conference facilities and services, meeting rooms, miscellaneous banquet income and service charges or audio/video equipment, and all revenues and income of any kind derived from minor operating departments income from the operations of the Hotel. Notwithstanding anything to the contrary contained herein, revenue from guests who guaranteed their arrival but did not “show”, shall be included in Gross Revenue when collection is reasonably assured. The calculation of all types of revenue shall be determined on the accrual method of accounting in accordance with generally accepted accounting principles consistently applied (“GAAP”) and shall include sales made on a cash basis or on credit, but shall exclude the following items:

(i)        Federal, state and municipal excise taxes and sales taxes paid by customers in connection with goods, merchandise or services purchased by them to the extent that such taxes are separately levied, whether or not itemized on the customer’s bill or checks; and

(ii)        Service charges or tips paid directly to employees if not separately itemized or if not included in package prices on the customer’s bill or checks; and

(iii)        All applicable room, excise, sales and use taxes or similar government charges collected directly from guests of the Hotel; and

(iv)        Revenues from the sale or financing of all or any part of the Leased Property, the operating inventory, or surplus items; and

(v) Except for proceeds under any business interruption policies, any insurance or condemnation proceeds related to the Leased Property.

(e)           Landlord and Tenant hereby agree to allocate fairly (based on relative value) the Base Rent payments between the lease of the Hotel, on the one hand, and the lease of the Hotel Personalty, on the other hand.

3.2           Apportionments. In the event that Tenant receives any income or incurs any expenses attributable to the period prior to the Cut-Off Time, Tenant shall assign such items of income and expense to the designee of Landlord, and Landlord’s designee shall retain all such income and pay all such expenses attributable to this period. In the event that Landlord receives any income (or a credit therefor in connection with Landlord’s purchase of the Leased Property) or incurs any expense attributable to the period following the Cut-Off Time, and Tenant would have been entitled to such income or responsible for such expense had such income or expense been received or incurred directly by Tenant, Landlord shall assign such items of income and expense to Tenant, and Tenant shall retain such income and pay all such expense attributable to this period.

3.3           Additional Rent. All payments (whether or not specifically denoted as such) to be made by Tenant pursuant to the provisions of this Lease in addition to Base Rent shall constitute “Additional Rent”.

3.4           Late Charge. Any amount payable hereunder that shall not have been paid within ten (10) days after the date on which the same shall become due and payable shall bear interest at a rate equal to eighteen percent (18%) per annum, compounded monthly, but in no event in excess of the maximum rate permitted by applicable law.

3.5              Intentionally Omitted.

3.6              Personal Property Limitation.

(a)           Anything contained in this Lease to the contrary notwithstanding, the amount of Hotel Personalty subject to this Lease shall be limited so that the rents attributed to Hotel Personalty shall not exceed fifteen percent (15%) of the total rents from all property demised under this Lease determined at the time that the Hotel Personalty is placed in service (the “Personal Property Limitation”). “Hotel Personalty” is defined to include, without limitation, all property related to the Hotel that is not “real property” within the meaning of Treas. Reg. Section 1.856-10. Landlord and Tenant shall at all times cooperate in good faith and use their best efforts to permit Landlord to comply with the Personal Property Limitation, which compliance may include, without limitation, the purchase by Tenant at fair market value of personal property used in the operation of the Hotel sufficient to permit compliance with the Personal Property Limitation set forth in this Section 3.6. All such compliance shall be effected in a manner that has no material net economic detriment to Tenant. This Section 3.6 is intended to ensure that the rents from personal property fall below the fifteen percent (15%) limitation of Section 856(d)(1) of the Code and shall be interpreted in a manner consistent with such intent.

(b)           If and to the extent the ownership of any portion of the Hotel Personalty would cause the Base Rent not to qualify as “rents from real property” for purposes of Section 856(d)(1) of the Code, or if deemed appropriate or desirable by Landlord, Tenant agrees that, upon request of Landlord, Tenant will acquire such of the Hotel Personalty at its fair market value as Landlord shall reasonably specify, and Landlord and Tenant agree to adjust the Base Rent (including any revenue breakpoints set forth in the Percentage Rent) to appropriately reflect such acquisition, and Landlord and Tenant agree to amend this Lease accordingly.

3.7            Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as “rents from real property” within the meaning of Section 856(d)(1) of the Code, or any similar or successor provision thereto.

3.8            No Commingling of Funds. Tenant shall not commingle monies received and held by Tenant from the possession and operation of the Leased Property with any other funds of Tenant or of any other Person.

3.9            Manager; Management.

(a)           Pursuant to the Management Agreement, Manager has agreed to manage the Leased Property on the terms and conditions contained therein. Tenant shall (i) at all times comply with the terms and conditions contained in the Management Agreement, (ii) do all things necessary to preserve and keep unimpaired its material rights under the Management Agreement and (iii) notify Landlord in writing of any default, alleged default, or event which with notice or the passage of time would constitute a default under the Management Agreement, which default or event shall be and constitute a default hereunder.

(b)           Tenant hereby covenants and agrees to promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under the Management Agreement and all of its rights and remedies under the Management Agreement against Manager.

(c)           Tenant hereby covenants and agrees not to do any of the following without the prior written consent of Landlord: (i) surrender, terminate or cancel the Management Agreement, (ii) reduce or consent to the reduction of the term of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend in any material adverse respect any of the provisions of the Management Agreement or any of Tenant’s rights and remedies under the Management Agreement.

(d)           If Tenant receives any notice of or becomes aware of a violation or circumstances likely to result in a violation of the Management Agreement, Tenant shall promptly deliver to Landlord written notice of such violation or circumstances and, to the extent the same is the responsibility of Tenant under this Lease, take all remedial action necessary for compliance with the Management Agreement; provided that Tenant may contest any such violation if Landlord consents to such contest by Tenant, which consent shall not be unreasonably withheld. If Tenant contests such violation, Tenant shall hold Landlord harmless from any loss, cost, damage or expense, including reasonable attorneys’ fees, resulting from such contest, unless the contested violation resulted from an intentional act or omission in contravention of this Lease by Landlord, its agents or employees.

(e)           Tenant shall deliver to Landlord, within three (3) days after receipt of same by Tenant, copies of all written notices sent to Tenant by Manager relating to the Management Agreement.

(f)            Landlord and Tenant agree to cooperate fully with each other in the event it becomes necessary to obtain an extension or modification of the Management Agreement or a new management agreement for the Leased Property.

(g)           Tenant shall ensure that the Management Agreement (or any successor management agreement) obligates the Manager to provide information Landlord deems reasonably necessary to ensure that the Manager is an “eligible independent contractor” as such term is defined in Section 856(d)(9)(A) of the Code.

3.10          Books and Records. In addition to any other requirements set forth herein (including, without limitation, Sections 4.3(a) and 5.1), Tenant covenants that, for the purposes of ascertaining the amount payable to Landlord as Percentage Rent, Tenant shall keep books of account and other records in which full, true and correct entries will be made of all financial dealings and actions in relation to the business and affairs of the Hotel in accordance with generally accepted accounting principles, consistently applied, and will preserve such records and books of account throughout the Term. All such books and records shall be maintained at the Leased Property or the principal business office of Tenant or Manager during the Term and, upon the Expiration Date, shall be delivered to Landlord, subject to Tenant’s continuing right to review such books and records and to make copies or extracts of the same. Landlord shall keep such books and records for five (5) years after the expiration or earlier termination of this Lease. Landlord shall have access to such books and records during regular business hours during the Term and shall have the right, at its expense, to make copies or extracts thereof.

3.11          Rent without Setoff. Except as otherwise expressly provided herein, there shall be no deduction or setoff of any nature whatsoever from Rent payable under this Lease, by reason of (a) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any condemnation; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any portion thereof, unless caused by Landlord or unless the same is a breach of warranty or covenant by Landlord; (c) any claim that Tenant may have against Landlord by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) for any other cause whether similar or dissimilar to any of the foregoing. Except as otherwise specifically provided in this Lease, Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law, to entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder. The obligations of each party hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease.

3.12          Rent Acceptance. If Landlord, at any time or times, accepts any Rent or any other sum due to it hereunder after the same becomes due and payable, such acceptance shall not excuse delay upon any subsequent occasion, or constitute, or be construed as, a waiver of any of Landlord’s rights hereunder as to payment of any Rent or any other sums due to it thereafter. Furthermore, Landlord’s acceptance at any time of less than the full amount of any item of Rent due shall not be deemed a waiver of any unpaid amount, whether or not there is any dispute thereon between Landlord and Tenant, and whether or not Tenant expressly asserts, and/or Landlord expressly disclaims or denies, such acceptance as being in full settlement, full payment or the like of any such dispute.

3.13          Place Where Rent Paid. All Rent shall be payable to Landlord at the place provided in this Lease for the sending of notices to Landlord, or at such other place as Landlord may specify by notice to Tenant from time to time. A place once specified as the place for the payment of Rent shall continue until changed by notice by Landlord to Tenant.

3.14          Key Money. To the extent any key money is provided by Franchisor to Tenant pursuant to the terms of any Franchise Agreement, Tenant agrees to transfer such key money to Landlord as an advance payment of Rent.

ARTICLE 4
USE

4.1           General Operating Covenants. During the Term, Tenant shall continuously use and occupy the Hotel as a hotel which meets or exceeds the Operational Standards. Tenant shall operate the Hotel under the name “Hilton Garden Inn Providence,” or such other name as Landlord may approve from time to time, and shall maintain the Hotel in compliance with all applicable Laws, the Operational Standards, all Mortgages and the Franchise Agreement. Tenant shall proceed with diligence and exercise reasonable good faith efforts to obtain and maintain all approvals necessary to operate and use the Hotel for its intended purpose under all applicable Laws. Tenant shall use reasonable good faith efforts to promote the maximum possible amount of trade, commerce and business for the Hotel. Tenant shall not hold itself out as the agent of Landlord. Upon written request from Tenant, which request shall not be delivered more frequently than quarterly, Landlord shall perform an inspection of the Leased Property, and, promptly following such inspection, confirm that Tenant is in compliance with this Section 4.1, or, if Tenant is not in compliance with this Section 4.1, specify any violations of this Section 4.1.

4.2           Prohibited Uses. Tenant will not knowingly make or permit to be made any use of the Hotel or any part thereof that would violate any of the covenants, terms, provisions and conditions of this Lease, the Franchise Agreement or any Mortgage, or that directly or indirectly is forbidden by applicable Laws or that may be dangerous to life, limb or property or that may invalidate or materially increase the premium cost of any policy of insurance carried on the Leased Property or covering the operation of the Leased Property or the Hotel. Tenant shall not, and shall not knowingly permit anyone else to, bring into, use, store or dispose of on the Leased Property any materials or substances in violation of any applicable Laws. Tenant will not, and will not knowingly suffer or permit the Leased Property or any part thereof to be used in any manner or permit anything to be brought into or kept therein that would in any way materially impair or tend to materially impair the character, reputation or appearance of the Hotel or that would materially impair or interfere with or tend to materially impair or interfere with any of the services performed by Landlord for the Hotel or that could threaten the safety of the Hotel or any of its occupants. Tenant will not, and will not knowingly suffer or permit the Leased Property or any part thereof to be used in any manner to conduct wagering activities by any person who is engaged in the business of accepting wagers and who is otherwise legally authorized to engage in such business.

4.3             Records.

(a)           In addition to any other requirements set forth herein (including, without limitation, Sections 3.10 and 5.1), Tenant shall maintain complete books and records for the Hotel, including the books of account, guest records, front office records and general records of the Hotel.

(b)           Tenant shall prepare and file all forms, reports and returns for the Hotel required by all federal, state or local laws in connection with unemployment insurance, worker’s compensation insurance, disability benefits, income tax withholding, and social security. Tenant shall prepare for review, approval and, where appropriate, auditing by Landlord’s independent accounting firm, all financial statements with respect to the operation of the Hotel.

4.4           Guests. Tenant shall maintain business-like relations with guests of the Hotel. Tenant shall collect with diligence the rents and other income due from guests and concessionaires and use reasonable good faith efforts to enforce compliance with all terms of overnight occupancy rights.

4.5           Advertising and Promotion. Tenant shall arrange, contract and pay for all advertising and promotion that Tenant deems necessary for the successful operation of the Hotel in order to meet or exceed the Operational Standards.

4.6           Services and Purchases.

(a)           Tenant shall enter into, perform its obligations under, administer, pay and use reasonable good faith efforts to enforce service contracts required in the ordinary course of business in operating the Hotel, including contracts for water, electricity, gas, telephone, refuse removal, vermin extermination, snow removal, cable, Internet, cleaning, laundry, pool service, vending services, fire systems inspection and testing, elevator and boiler maintenance, and all other services (collectively, “Service Contracts”) that are provided in comparable hotels.

(b)          Tenant shall take reasonable measures, as directed by Landlord and as are consistent with the provisions of this Lease, to provide for security in the Hotel.

(c)          Tenant shall make all payments on or before the applicable due dates required to maintain the insurance regarding the Hotel that Tenant is required to carry under Article 7.

4.7           Permits. To the extent not required to be provided by Landlord, Tenant shall apply for, obtain and maintain (or shall require Manager to apply for, obtain and maintain) for the benefit of the Hotel all licenses and permits required in connection with the management and operation of the Hotel (collectively, “Licenses”). Landlord shall execute and deliver any and all applications and other documents and otherwise cooperate to the fullest extent with Tenant in applying for, obtaining and maintaining such Licenses. Tenant shall assign (or cause Manager to assign) all such Licenses for the Hotel to Landlord or its designee upon termination of this Lease (to the extent assignable).

4.8           Compliance with Law, Franchise Agreement and Mortgages.

(a)           Subject to Section 4.8(c) below, Tenant shall comply with and abide by all applicable statutes, laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any Governmental Authority (all of the foregoing hereinafter referred to collectively as “Laws”), and with the terms and provisions of the Franchise Agreement and any Mortgage, to the extent performance of such terms and provisions are within the control of Tenant under this Lease.

(b)           Subject to Section 4.8(c) below, if Tenant receives notice of or becomes aware of a violation or circumstances likely to result in a violation of any Law, the Franchise Agreement, or any Mortgage, Tenant shall promptly deliver to Landlord, Franchisor, and the holder of such Mortgage written notice of such violation or circumstances and, to the extent the same is the responsibility of Tenant under this Lease, take all remedial action necessary for compliance with the Law, the Franchise Agreement and any Mortgage; provided that Tenant may contest any such violation if Landlord consents to such contest by Tenant, which consent shall not be unreasonably withheld. If Tenant contests such violation, Tenant shall hold Landlord harmless from any loss, cost, damage or expense, including, reasonable attorneys’ fees, resulting from such contest, unless the contested violation resulted from an intentional act or omission in contravention of this Lease by Landlord, its agents or employees. Upon written request from Tenant, which request shall not be delivered more frequently than quarterly, Landlord shall perform an inspection of the Leased Property, and, promptly following such inspection, confirm that there is no violation or circumstances likely to result in a violation of any Law, the Franchise Agreement or any Mortgage, or, if such a violation or circumstance shall exist, specify any such violation or circumstance. In addition, Tenant shall, at Tenant’s expense, comply with all requirements set forth in the Franchise Agreement.

(c)           Notwithstanding the foregoing provisions of this Section 4.8, Landlord shall be solely responsible for all cost and expense arising from the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or ground water, or any portion thereof, at, on, about, under or within the Leased Property, including any costs of investigation or remediation, whether prior to or subsequent to the Commencement Date; provided, however, that Tenant shall be solely responsible for all cost and expense arising from the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or ground water, or any portion thereof, at, on, about, under or within the Leased Property, including any costs of investigation or remediation, if and to the extent caused by the intentional act or willful misconduct of Tenant.

4.9           Payment of Taxes.

(a)           Tenant shall pay all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction, privilege, imposition, rent or similar taxes as the same relate to or are imposed upon Tenant or the business conducted upon the Leased Property) not included in Section 4.9(b) below, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and all other governmental charges not included in Section 4.9(b) below, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord’s interest in the Leased Property; (ii) the Leased Property, any part thereof, any rent therefrom, or any estate, right, title, or interest therein; or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant, including, without limitation, (A) all social security taxes, unemployment insurance taxes, withholding taxes and similar taxes and assessments of any nature imposed on Tenant in connection with any employees or personnel of Tenant; (B) all hotel taxes, gross receipts taxes, amusement taxes, excise taxes, sales or use taxes, rent taxes or similar taxes as the same relate to or are imposed upon Tenant or the business conducted upon the Leased Property (excluding the income of any sublessees, licensees or concessionaires of Tenant, but including the rent or other amounts received by Tenant under any such subleases, licenses or concession agreements); and (C) all personal property taxes or similar taxes or assessments with respect to any period during the Term, it being agreed that any personal property taxes payable in part with respect to the Term and in part with respect to periods before or after the Term shall be prorated between Landlord and Tenant based on the number of days of the period for which such personal property tax is payable that fall within the Term and that fall outside of the Term.

(b)          Landlord shall pay all real property or similar taxes or assessments, whether special or general, of any nature whatsoever assessed against the Leased Property, with respect to any period before, during or after the Term, but the foregoing shall not include any sales, use, gross receipts, occupancy, single business, transaction, privilege, imposition, rent, ad valorem or other tax not specifically enumerated herein.

4.10          Removal of Liens. Except as contemplated under any mortgage loan associated with the Leased Property, Tenant shall at all times keep the Leased Property free of any claim, lien, encumbrance or security interest other than liens for real and personal property taxes and assessments not then delinquent (hereinafter collectively called a “Lien”), except for taxes that are then due and payable and that, if not then paid, would be delinquent. In the event a Lien is asserted against the Leased Property or any part thereof, Tenant shall immediately give Landlord written notice thereof and shall, to the extent that the Lien would be the responsibility of Tenant hereunder, within twenty (20) days after such notice is given, take all reasonable steps necessary for removal thereof or bonding over unless Landlord notifies Tenant in writing within such 20-day period that Landlord wishes to contest such Lien or permit Tenant to contest such Lien. Landlord shall retain all right to contest and control all matters involving real property tax assessments and valuations regarding the Property. Tenant shall promptly notify Landlord of any notice received by it regarding such matters.

4.11          Utilities. Tenant shall be solely responsible for, and shall promptly pay directly to the utility or service provider the cost (including connection and other charges), of all heat, air conditioning, water, gas, electrical, light, power, sewer charges, telephone service, and other services and utilities supplied to the Leased Property, together with any taxes thereof. Landlord shall reasonably cooperate with Tenant in connection with any energy conservation program, provided that the same shall be accomplished without Landlord being required to incur any out-of-pocket cost or expense thereby. If such cooperation by Landlord shall result in any out-of-pocket cost or expense to Landlord (including reasonable attorneys’ fees and disbursements), Tenant shall nonetheless have the right to require Landlord’s cooperation in connection therewith, provided that Tenant shall reimburse Landlord for such out-of-pocket costs or expenses, as Additional Rent, within thirty (30) days after demand therefor.

4.12          Notice to Landlord. Tenant shall promptly notify Landlord in writing:

(a)           if, to the actual knowledge of Tenant, the condition of the Hotel or any part thereof fails to meet any Law or the standards imposed hereunder;

(b)           upon receipt by Tenant of any notice, demand or similar communication with respect to the violation of (i) any Law, (ii) the Franchise Agreement, or (iii) the obligation of Landlord under any Mortgage;

(c)           upon receipt by Tenant of any summons, notice, demand or similar communication regarding any action at law or in equity or before any regulatory body in connection with or involving the Hotel, or any portion thereof;

(d)           upon receipt by Tenant of any notice or communication from an insurance carrier regarding a material change to insurance coverages or the insurability of the Leased Property; and

(e)           upon receipt by Tenant of any notice or communication of any nature, written or oral, that, in the reasonable opinion of Tenant, may have a material adverse effect on the Hotel.

4.13          Franchise Agreement.

(a)           On or before the Commencement Date, Tenant shall deliver to Landlord a copy of the Franchise Agreement and Tenant shall be the holder and owner of the Franchise to permit the Hotel to be operated as a “Hilton Garden Inn”.

(b)           Landlord acknowledges and agrees that Franchisor, as a condition to its execution of the Franchise Agreement, has required that the Hotel undergo certain modifications or renovations (the “Required Improvements”). Landlord shall cause such Required Improvements to be completed at Landlord’s expense and in accordance with the terms set forth by the Franchisor. Landlord acknowledges that Tenant would be unwilling to enter into this Lease without Landlord’s commitment to complete the Required Improvements and, as such, Landlord will receive material benefit from completing the Required Improvements.

(c)           Landlord shall indemnify, defend (with legal counsel reasonably approved by Tenant), and hold Tenant harmless from all causes of action, claims, debts, liabilities, controversies, damages, costs, losses, and expenses (including reasonable attorneys’ fees) suffered or incurred by Tenant, including lost profits, by reason of Landlord’s failure to complete the Required Improvements as required by Franchisor, except to the extent that such damage or loss is attributable to the gross negligence, willful misconduct or fraud of Tenant.

(d)           Except as set forth in Section 4.13(b), Tenant shall be responsible for the performance of all obligations imposed on the franchisee under the Franchise Agreement. Neither Landlord nor Tenant shall take any actions that violate the terms of the Franchise Agreement. To the extent any of the provisions of the Franchise Agreement impose a greater obligation on Tenant than the corresponding provisions of this Lease, then Tenant shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under, the provisions of the Franchise Agreement. It is the intent of the parties hereto that Tenant shall comply in every material respect with the provisions of the Franchise Agreement to avoid any default under the Franchise Agreement during the term of this Lease. In the event that it becomes necessary to obtain an extension to the Franchise Agreement or a new franchise for the Leased Property, Landlord shall cooperate with Tenant to the extent necessary in connection therewith.

(e)           Tenant shall indemnify, defend (with legal counsel reasonably approved by Landlord), and hold Landlord harmless from all causes of action, claims, debts,

liabilities, controversies, damages, costs, losses, and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord, including lost profits, by reason of Tenant’s failure (or the failure of any Person occupying all or any portion of the Leased Property under or through Tenant) to comply with the terms of the Franchise Agreement, except to the extent that such damage or loss is attributable to the gross negligence, willful misconduct or fraud of Landlord.

(f)            Tenant hereby covenants and agrees to promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Franchisor under the Franchise Agreement and all of its rights and remedies under the Franchise Agreement against the Franchisor.

(g)           Tenant hereby covenants and agrees not to do any of the following without the prior written consent of Landlord and the holder of any Mortgage: (i) surrender, terminate or cancel the Franchise Agreement, (ii) reduce or consent to the reduction of the term of the Franchise Agreement, (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement, or (iv) otherwise modify, change, supplement, alter or amend in any material adverse respect any of the provisions of the Franchise Agreement or any of Tenant’s rights and remedies under the Franchise Agreement.

(h)           Tenant shall deliver to Landlord, within three (3) days after receipt of same by Tenant, copies of all written notices sent to Tenant by Franchisor relating to the Franchise Agreement.

(i)            If the terms of this Lease conflict with the terms of the Franchise Agreement, the terms of the Franchise Agreement shall control.

4.14          Representations, Warranties and Covenants of Landlord. Landlord hereby represents, warrants and covenants to Tenant that as of the Commencement Date:

(a)           Organization; Binding and Enforceable. Landlord is a duly organized limited liability company validly existing under the laws of the State of Delaware. Landlord has full power and authority to perform its obligations under this Lease, and this Lease is the legal, valid and binding obligation of Landlord and is enforceable against Landlord in accordance with its terms.

(b)           No Conflicts; Consents Obtained. The execution and delivery of this Lease does not violate or conflict with the formation document or the operating document of Landlord or any agreement, judgment, license, permit, order or other document applicable to or binding upon Landlord. Landlord has obtained all consents and approvals required by any third party with respect to Landlord in connection with the execution and delivery of this Lease.

4.15          Representations and Warranties of Tenant. Tenant hereby represents and warrants to Landlord that as of the Commencement Date:

(a)          Organization; Binding and Enforceable. Tenant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Tenant has full power and authority to perform its obligations under this Lease, and this Lease is the legal, valid and binding obligation of Tenant, and enforceable against Tenant in accordance with its terms.

(b)          No Conflicts; Consents Obtained. The execution and delivery of this Lease does not violate or conflict with the formation document or the operating document of Tenant or any agreement, judgment, license, permit, order or other document applicable to or binding upon Tenant. Tenant has obtained all consents and approvals required by any third party with respect to Tenant in connection with the execution and delivery of this Lease.

(c)          Management Agreement. (i) The Management Agreement is in full force and effect, (ii) there is no material uncured default, breach or violation existing thereunder by either party thereto, and (iii) to Tenant’s knowledge, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by either party thereunder.

(d)          Franchise Agreements. (i) The Franchise Agreement is in full force and effect, (ii) there is no material uncured default, breach or violation existing thereunder by either party thereto, and (iii) to Tenant’s knowledge, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by either party thereunder.

(e)          OFAC Lists.

(i)        Neither Tenant, nor any member of Tenant, nor, to Tenant’s knowledge, any Person with actual authority to direct the actions of any member of Tenant, nor, to Tenant’s present, actual knowledge, any other Persons holding any legal or beneficial interest whatsoever in Tenant, (A) are named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list known to Tenant or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (b) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the Persons referred to or described in the OFAC Lists; or (c) has knowingly conducted business with or knowingly engaged in any transaction with any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to Tenant’s present, actual knowledge otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(ii)        Neither Tenant, nor any Persons holding any legal or beneficial interest whatsoever in Tenant (whether directly or indirectly), will conduct business with or engage in any transaction with any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(iii)        Tenant shall comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws are regulation currently in force or hereafter enacted.

4.16          Mutual Representations, Warranties and Covenants of Landlord and Tenant.

(a)          Single Purpose Entities. Except as otherwise permitted by this Lease, each of Landlord and Tenant hereby represents and warrants that it has been organized as a single purpose entity, solely for the purpose of entering into this Lease and the other agreements contemplated hereby and performing the obligations required hereunder and under the other agreements contemplated hereby. Each of Landlord and Tenant covenants that as of the date hereof and through the Term it will comply with the special purpose entity covenants contained in the loan documents related to any Mortgage by the Landlord.

(b)          No Discrimination. Each of Landlord and Tenant covenants by and for itself, its successors and assigns, and all persons claiming under or through them, and this Lease is made and accepted upon and subject to the condition that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry in the leasing, subleasing, transferring, use or enjoyment of the Property herein leased, nor shall the Lease itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants or vendees of the Property herein leased.

4.17          “As Is” Leased Property. Tenant agrees to accept the Leased Property on the Commencement Date “AS IS” in the condition existing on the date hereof, subject to the provisions of Section 6.3 below. Landlord shall have no obligation to do any work in order to make the Leased Property suitable and ready for occupancy and use by Tenant. Landlord shall deliver actual possession of the Leased Property to Tenant in such condition on the Commencement Date. Tenant agrees that, except as expressly provided herein, (a) Tenant enters into this Lease without any representations, warranties or promises, express or implied, by Landlord, its agents, representatives, employees, servants or any other person in respect of the Leased Property, and (b) no rights, easements or licenses are acquired by Tenant by implication or otherwise.

4.18          Third Party Manager. Tenant shall have the right to cause Manager to perform all obligations of Tenant to be performed under this Lease, provided that Tenant shall remain liable to Landlord for the performance of all such obligations, notwithstanding any liability of Manager to Tenant.

ARTICLE 5
FINANCIAL STATEMENTS; TRANSACTIONS WITH AFFILIATES

5.1           Financial Statements to be Provided by Tenant. In addition to any other requirements set forth herein (including, without limitation, Sections 3.10 and 4.3(a)), Tenant shall maintain accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of Tenant and the Property on an accrual basis in accordance with GAAP. The books of account and records of Tenant and the Property shall at all times be maintained at the principal business office of Tenant or Manager. All such books of account and records may be inspected, copied and audited by Landlord or any of its members or their designees or representatives from time to time and upon reasonable prior notice at the office of Tenant or Manager. Tenant shall, as and when received (or required to be received), furnish to Landlord copies of the financial statements and reports furnished (or required to be furnished) by Manager to Tenant pursuant to the terms of the Management Agreement. In addition, if not furnished pursuant to the immediately preceding sentence, Tenant shall furnish to Landlord, as and when required pursuant to the terms of any Mortgage, any and all operating statements, financial statements, balance sheets, budgets and reports regarding the Leased Property, including the Hotel, that shall be required under such Mortgage.

5.2            Transactions with Affiliates. In Tenant’s management and operation of the Hotel, Tenant may not purchase goods, supplies or services from or through any of its Affiliates, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld.

ARTICLE 6
MAINTENANCE, REPAIRS AND ALTERATIONS

6.1            Maintenance and Repairs. Subject to Landlord’s performance of its obligations under this Lease with respect to the condition of the Leased Property (including, without limitation, with respect to the Required Improvements), Tenant shall keep and maintain the Leased Property, the heating, air conditioning, ventilating, plumbing, mechanical, electrical, telephone, elevator, escalator, life and safety and security systems, floor and wall coverings in good order, repair and condition, including making and paying for necessary replacements, additions and substitutions in order to maintain the Hotel in compliance with any Mortgage, the Operational Standards, the Franchise Agreement, and all applicable Laws; provided, however, that Landlord shall have the right to (i) participate in meetings with Tenant’s contractors performing any such repairs, replacements, additions and substitutions and (ii) require that any such repairs, replacements, additions and substitutions be supervised by Landlord.

6.2            Alterations. Except for Tenant’s obligations hereunder to renew and replace (which may, without Landlord’s consent, be made with the same, similar, or better materials and workmanship), Tenant shall not have any right to make any alterations, changes, additions or improvements to the Hotel or the FF&E, if and to the extent such FF&E is owned by Landlord, without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Any work that Tenant may perform in the Hotel that is done with Landlord’s consent, if given, may be conditioned on (i) Landlord’s approval of Tenant’s plans therefor, (ii) Landlord’s participation in meetings with Tenant’s contractors performing any such alterations, changes, additions or improvements, (iii) Landlord’s supervision of the performance of any such alterations, changes, additions or improvements, and (iv) compliance by Tenant with such terms and conditions as Landlord may reasonably impose or as are required to maintain the quality of the improvements on the Land in accordance with the Operational Standards, any Mortgage or the Franchise Agreement. All alterations, additions, and improvements in, on, or to the Hotel made or installed by Tenant, including carpeting and wall covering, shall be and become a part of the realty and owned by Landlord without compensation to Tenant.

6.3            Capital Expenditures. Landlord shall be responsible for any capital expenditure (determined in accordance with GAAP) necessary to operate and maintain the Leased Property in accordance with the Operational Standards.

ARTICLE 7
LIABILITY CLAIMS AND INSURANCE

7.1            Waiver of Claims. To the extent permitted pursuant to applicable Laws, Tenant agrees that Landlord, its Affiliates, and each of their respective shareholders, directors, partners, members, officers, employees and agents, shall not be liable to Tenant, and Tenant hereby releases said parties from any liability, for any personal injury to Tenant’s employees, invitees, guests or licensees, for loss of income or damage to or loss of persons or personal property in or about the Hotel from any cause whatsoever except to the extent that such damage or loss of income is attributable to the gross negligence, willful misconduct or fraud of Landlord. To the extent permitted pursuant to applicable Laws, Landlord agrees that Tenant, its Affiliates and each of their respective shareholders, directors, partners, members, officers, employees and agents shall not be liable to Landlord, and Landlord hereby releases said parties from any liability for any personal injury to Landlord’s employees, invitees, guests or licensees, for loss of income or damage or loss of income of persons or property in or about the Hotel from any cause whatsoever except to the extent that such damage or loss is attributable to the gross negligence, willful misconduct or fraud of Tenant.

7.2            Liability Insurance. Tenant will secure and maintain broad form commercial general liability insurance (including innkeeper’s legal liability insurance and dram shop insurance, if applicable) designating Landlord, Manager, and Tenant as named insureds and Franchisor and the holder of each Mortgage as additional insureds, from financially responsible insurance companies, covering the Hotel in forms and with limits that are in compliance with the Franchise Agreement, the Management Agreement and each Mortgage and which are reasonable and appropriate based on the Operational Standards. The companies issuing such policies and the form and coverage of such policies shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall cause Manager to maintain workers’ compensation insurance and employer’s liability insurance in forms and amounts required by law. Tenant shall supply Landlord with certificates of insurance for all the above-described policies of insurance. Such certificates shall provide that Tenant’s insurance may not be terminated, canceled or amended except upon thirty (30) days’ prior written notice to Landlord.

7.3            Property Insurance. Subject to the terms of Section 7.7 below, Landlord shall obtain and keep in full force and effect “all risk” property insurance on the Hotel, including all FF&E owned by Landlord, in compliance with each Mortgage and the Franchise Agreement, for the full replacement cost thereof, excluding deductibles. Tenant shall insure all FF&E owned by Tenant, in compliance with each Mortgage and the Franchise Agreement, for the full replacement cost thereof, excluding deductibles. Landlord shall supply Tenant, and Tenant shall supply Landlord, with certificates of insurance for all the above-described policies of insurance and each shall name Landlord, Manager, and Tenant as named insured parties. In addition, each policy maintained by Landlord under this Section 7.3 shall name the holder of each Mortgage as loss payee. Such certificates shall provide that such insurance may not be terminated, canceled or amended except upon thirty (30) days’ prior written notice to Landlord and Tenant. Tenant hereby waives any claims against Landlord for any loss or damage to the Leased Property as a result of fire or other casualty covered by insurance (unless such loss or damage is a direct result of Landlord’s negligence, willful misconduct or fraud).

7.4            Business Interruption Coverage.

(a)           Subject to the terms of Section 7.7 below, Landlord shall obtain coverage for the actual loss sustained (including rental value) resulting from the necessary interruption of business caused by direct physical damage to or destruction of real or personal property resulting from an occurrence covered by the insurance described in Section 7.3 above, including one hundred eighty (180) days subsequent to completion of any required repairs or replacements necessary to return the Leased Property to a condition at least as good as the condition prior to the interruption event and sufficient to satisfy the requirements of the Franchise Agreement, any Mortgage and the Operational Standards. The insurance described in this Section 7.4(a) shall name Landlord as named insured party and each mortgagee under any Mortgage as loss payee.

(b)           Subject to the terms of Section 7.7 below, Tenant shall obtain coverage for the actual loss of profits sustained resulting from the necessary interruption of business caused by direct physical damage to or destruction of real or personal property resulting from an occurrence covered by the insurance described in Section 7.3 above, including one hundred eighty (180) days subsequent to completion of any required repairs or replacements necessary to return the Leased Property to a condition at least as good as the condition prior to the interruption event and sufficient to satisfy the requirements of the Franchise Agreement and the Operational Standards.

7.5           Waiver of Subrogation. All insurance policies described in Sections 7.1, 7.2, 7.3 and 7.4(a) shall provide for waiver of rights of subrogation against Landlord, Tenant, Manager and the holder of each Mortgage.

7.6           Other. Any insurance provided by Tenant under this Article 7 may be provided under the blanket insurance policies of Manager, which policies cover other hotel properties managed by Manager, subject, however, to the prior written approval of Landlord (which approval shall not be unreasonably withheld) if Landlord shall have an approval right pursuant to this Article 7 over the insurance coverage being provided by any such blanket insurance policy. All premiums, costs and expenses shall be allocated among the properties participating in such program. Coverage extended to any additional insured or additional named insured under these policies will expire on the Expiration Date.

7.7            Single Policy. Notwithstanding anything to the contrary contained in this Article 7, any insurance coverage required to be provided by Landlord under this Article 7 may be provided by Tenant on behalf of Landlord under a single policy, and any insurance required to be provided by Tenant under this Article 7 may be provided by Landlord on behalf of Tenant under a single policy, provided that (i) any such coverage shall otherwise comply with the foregoing provisions of this Article 7, including with respect to the naming of loss payees, named insureds and additional insureds, (ii) in the result of an insured claim, any such coverage shall result in the same allocation of proceeds as would have been made had the policies been maintained separately, and (iii) notwithstanding the fact that one party may maintain insurance coverage for the benefit of the other party, the cost of insurance under this Article 7 shall be allocated such that each party shall pay for its respective share of such insurance.

ARTICLE 8
DEFAULT AND TERMINATION

8.1            Tenant Default. The following events shall constitute a default by Tenant (subsequent to the associated notice and cure periods set forth in this Section 8.1, each an “Event of Default”) under this Lease:

(a)           Tenant shall fail to pay when due and payable any of the Rent herein provided for or any other sum agreed or required by this Lease to be paid by Tenant upon the respective dates that the same becomes due and payable and such failure shall continue for a period of five (5) business days after written notice of non-payment from Landlord; or

(b)           Tenant shall fail to perform any other covenant of this Lease to be kept and performed by Tenant, and such failure shall thereafter continue for a period of thirty (30) days after written notice from Landlord to Tenant specifying the nature of said failure; provided that, if the default is one that cannot, by its nature, reasonably be cured within thirty (30) days, no Event of Default will have occurred hereunder if Tenant commences reasonable and diligent efforts to cure such default within such 30-day period after receipt of Landlord’s notice and thereafter diligently prosecutes such efforts to completion; or

(c)            Tenant shall file an application for, or consent to, the appointment of a receiver, trustee or liquidator of itself or of all of its assets, or file a voluntary petition in bankruptcy or for reorganization, or have filed against it an involuntary petition in bankruptcy which is not dismissed within sixty (60) days, or file a pleading in any court of record admitting in writing its inability to pay its debts as they come due, or make a general assignment for the benefit of creditors or file an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a petition filed against it in any bankruptcy or reorganization proceeding; or

(d)           any order, judgment or decree by any court of competent jurisdiction, is entered adjudicating Tenant as bankrupt, or appointing a receiver, trustee or liquidator of it or of all of its assets, and such order, judgment or decree continues unstayed and in effect for any period of ninety (90) consecutive days; or

(e)           the Management Agreement is terminated for any reason during the Term, unless terminated by Tenant on account of the default or failure to perform by Manager; or

(f)            Tenant is in default (after notice and the expiration of applicable cure periods) under the Franchise Agreement, unless such default is solely as a result of Landlord’s failure to comply with its obligations set forth in Section 4.13(b) hereof; or

(g)           an act or omission of Tenant causes a default under the Mortgage; or

(h)           Tenant violates Section 12.20.

8.2           Collateral Assignment. To secure payment and performance of Tenant’s obligations to Landlord under this Lease, Tenant hereby irrevocably, absolutely and unconditionally assigns, transfers and conveys to Landlord, its successors and assigns, all of Tenant’s right, title and interest, if any, and grants to Landlord a security interest, in and to all of Tenant’s right, title and interest in and to the property and items set forth on Exhibit B hereto. The foregoing is intended to grant in favor of Landlord a first priority continuing lien and security interest in all of Tenant’s personal property. Tenant authorizes Landlord (or holder of a Mortgage, on Landlord’s behalf) and its counsel to file UCC statements in form and substance satisfactory to Landlord, describing the collateral as all assets and personal property of Tenant, whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof, or using words with similar effect. Tenant acknowledges, agrees and consents to the pledge by Landlord to any holder of a Mortgage of Landlord’s rights, title, and interests herein as collateral security for the Landlord’s obligations to any holder of a Mortgage.

8.3           Landlord’s Remedies. Upon a continuing and uncured Event of Default, Landlord shall have, in addition to all rights and remedies provided by law, the right to terminate this Lease by delivery of written notice thereof to Tenant at any time prior to the cure of the Event of Default.

8.4           Surrender of the Leased Property. Tenant shall, on the Expiration Date, or on the earlier termination hereof, peaceably and quietly leave (subject to any continuing rights of Tenant to enter onto the Leased Property for the purposes specifically contemplated in this Lease), surrender and yield up unto Landlord the Leased Property in good order and repair, excepting reasonable wear and tear. Upon the termination of this Lease for any reason, (i) Landlord, or a purchaser of Landlord’s interest in the Leased Property, shall purchase all of the Hotel Personalty (including FF&E) owned by Tenant and all of the Operating Supplies owned by Tenant and used in connection with the Leased Property (if any) for an amount equal to the fair market value of such Hotel Personalty and Operating Supplies as of the date of termination, (ii) Tenant shall leave at the Hotel the Hotel Personalty and Operating Supplies not owned by Tenant (which shall be in a condition consistent with the Operational Standards), and (iii) Tenant shall assign the Assigned Items to Landlord. Tenant shall also reasonably cooperate for thirty (30) days with any successor tenant or owner of the Hotel upon the expiration or termination of this Lease to effect a smooth and efficient transition in the operation of the Hotel. Upon termination of this Lease and surrender of the Hotel by Tenant, Landlord shall either assume or cause to be assumed all of the Assigned Items and perform or otherwise cause to be performed all of Tenant’s obligations thereunder relating to any period after the Expiration Date.

8.5            Landlord’s Right to Cure. Tenant agrees that, if an Event of Default occurs, Landlord may, but shall not be obligated to, after the occurrence of the Event of Default, until the same has been cured, and after notice or demand to Tenant, without waiving or releasing Tenant from any of Tenant’s obligations under this Lease, make any payment or perform such other act in whole or in part to the extent Landlord may deem desirable and, in connection therewith, to pay expenses and employ legal counsel. All sums paid by Landlord pursuant to this Section 8.5 and all reasonable expenses, including reasonable attorneys’ fees, paid in connection therewith, together with interest thereon at the Default Interest Rate calculated from the date of payment by Landlord, shall be deemed to be Rent hereunder and shall be payable upon demand by Landlord, and Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

8.6            Tenant’s Bankruptcy or Insolvency. If Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”), the debtor-in-possession and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Leased Property then accorded to Tenant by the specific provisions of this Lease, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Leased Property shall be subject to the conditions that:

(a)           Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

(b)           Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to three (3) months’ Rent and other monetary charges accruing under this Lease, and shall have provided Landlord with adequate other assurance of the future performance of the obligations of Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease.

(c)           In the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by

Landlord to be sufficient to assure the future performance by such assignee of all of Tenant’s obligations under this Lease.

(d)           Any existing or proposed assumption or assignment of this Lease and any subleasing of any part or all of the Leased Property will not breach any provision of any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

8.7           Attorneys’ Fees. If at any time litigation is instituted between Landlord and Tenant with respect to this Lease, the prevailing party in such litigation may recover from the losing party all court costs, reasonable costs of litigation and reasonable attorneys’ fees incurred or expended by the prevailing party in such action.

8.8           Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

8.9           Liability for Tenant’s Obligations. Landlord covenants and agrees to look solely to Tenant (and not its Affiliates) for all obligations of Tenant under this Lease.

8.10          Default by Landlord. Landlord shall not be in default of any obligation of Landlord hereunder unless and until Landlord has failed to perform such obligation within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that in the event the nature of Landlord’s obligation is such that more than thirty (30) days are required for complete performance, Landlord shall not be in default pursuant to this Section 8.10 if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes such performance to completion.

8.11          Holding Over. Tenant acknowledges that (a) Tenant’s complete vacancy and surrender of the Leased Property in strict compliance with Section 8.4 (and all other provisions of this Lease) on or before the Expiration Date or earlier termination may be critical to the sale by Landlord of the Leased Property, and (b) if Tenant or any Person occupying the Leased Property (or any part thereof) by or through Tenant holds over past the Expiration Date for any period of time, however brief, such holding over will compromise and deleteriously affect Landlord’s ability to timely conclude any sale of the Leased Property. In light of the foregoing, (i) Tenant and any Person occupying the Leased Property (or any part thereof) by or through Tenant shall not be permitted to hold over for any period of time beyond the Expiration Date for any reason or length of time, (ii) if Tenant (or any Person holding through Tenant) shall hold over for any period whatsoever, Tenant shall be a tenant at sufferance, subject to eviction without notice, and (iii) Tenant shall indemnify, defend (with legal counsel reasonably approved by Landlord), and hold Landlord harmless from all causes of action, claims, debts, liabilities, controversies, damages, costs, losses, and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord, including lost profits, by reason of Tenant’s failure (or the failure of any Person occupying all or any portion of the Leased Property under or through Tenant) to completely vacate and surrender the Leased Property on or before the Expiration Date in strict compliance with Section 8.4 and all other applicable provisions of this Lease.

ARTICLE 9
CASUALTY OR CONDEMNATION

9.1           Restoration. If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause, Landlord shall, at its cost and expense and with all reasonable diligence, comply with the requirements of each Mortgage, as such document pertains to casualty and repair, and with Tenant’s directions so as to enable Tenant to comply with the requirements of the Franchise Agreement, as such document pertains to casualty and repair. If the Leased Property, or any material part thereof, shall be rendered untenantable by reason of such damage and such damage shall not be due to the fault of Tenant or of Persons Within Tenant’s Control, then the Base Rent hereunder, or an amount thereof apportioned according to the area of the Leased Property so rendered untenantable (if less than the entire Leased Property shall be so rendered untenantable), shall be abated for the period from the date of such damage to the date when the damage shall have been repaired as aforesaid. If all or any part of the Leased Property shall be damaged or destroyed by fire or other casualty such that the Hotel is closed and Landlord determines in its reasonable judgment that the damage cannot be fully restored within 365 days, then either Landlord or Tenant may terminate this Lease by notice given to the other party not later than thirty (30) days after the determination by Landlord that the Leased Property cannot be restored within such time period. If this Lease is terminated pursuant to this Section 9.1, all insurance proceeds shall be paid to Landlord free of any claim or interest therein whatsoever of Tenant. If this Lease is not terminated as the result of any fire or other casualty, then, subject to the rights of the holder of each Mortgage, the proceeds of any casualty insurance or the equivalent thereof shall be used by Landlord to pay for the cost of restoration.

9.2           Condemnation. If, during the Term, all or any part of or interest in the Hotel is taken by any public authority under the power of eminent domain or by purchase in lieu thereof, Landlord shall, at its cost and expense and with all reasonable diligence, comply with the requirements of each Mortgage, as such document pertains to condemnation and restoration, and with Tenant’s directions so as to enable Tenant to comply with the requirements of the Franchise Agreement, as such document pertains to condemnation and restoration. If only a part of the Leased Property shall be so condemned or taken, then effective as of the date of vesting of title, the Base Rent and shall be abated in an amount apportioned according to the area of the Leased Property so condemned or taken. If all or any part of or interest in the Hotel is taken by any public authority under the power of eminent domain or by purchase in lieu thereof, such that the Hotel is closed and Landlord determines in its reasonable judgment that the Hotel cannot be reopened within 365 days, then either Landlord or Tenant may terminate this Lease by notice given to the other party within thirty (30) days after possession of the Leased Property has been taken. If this Lease is terminated pursuant to this Section 9.2, then, subject to the rights of the holder of any applicable Mortgage, all awards and proceeds of condemnation shall be paid to Landlord free and clear of any claim or interest therein whatsoever of Tenant. Tenant shall have no claim against the condemning authority, whether for the value of its leasehold estate or otherwise.

ARTICLE 10
ASSIGNMENT AND SUBLETTING

10.1          Assignment or Subletting. Tenant shall not assign, transfer, mortgage, hypothecate, or encumber, by operation of law or otherwise, this Lease, or any of Tenant’s interest herein or hereto, nor sublet the Leased Property, or any portion thereof, nor grant any license or right of use or occupancy with respect to the Leased Property, without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole and absolute discretion. In addition, Tenant shall not do any of the foregoing without the prior written consent of the holder of any Mortgage if and to the extent such consent is required by such Mortgage or related loan documents. Any consent shall be specifically conditioned upon Tenant’s compliance with all of the provisions of this Article 10. Any attempt to do otherwise shall be absolutely and unconditionally null and void and of no force or effect whatsoever.

10.2          Notice. If Tenant desires to undertake any such transaction, it shall provide Landlord with written notice of such desire, specifying the consideration for, and all other terms and conditions of such proposed transaction, and identifying the proposed assignee or subtenant (the “Proposed Party”). Tenant shall also provide Landlord with such corporate, financial, and insurance information as Landlord may reasonably request concerning the Proposed Party.

10.3          Continued Primary Liability. Notwithstanding any assignment, conveyance or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease.

10.4          Miscellaneous. Notwithstanding any other provision of this Article 10 to the contrary, in connection with any proposed assignment or subletting, (a) Tenant shall pay to Landlord all reasonable expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the transaction, (b) Tenant and its proposed party shall, within ten (10) days after notice to do so, execute and deliver to Landlord such documents, including insurance, and take such further action, as Landlord may reasonably require to effect such transaction or to protect Landlord’s rights, (c) the acceptance by Landlord of Rent from any other person other than Tenant shall not be deemed a waiver by Landlord of any provision of this Lease or a consent to any transaction subject to this Article 10, (d) the consent to any particular transaction shall not be deemed a consent to any other transaction subject to this Article 10, and (e) the consent to any assignment, subletting or other such transfer (or the consummation of any such transaction) shall not in any way relieve Tenant of any of its obligations under this Lease, whether arising before or after such consent.

ARTICLE 11
SUBORDINATION

11.1          Subordination.

(a)           This Lease shall be subject and subordinate to any existing or future Mortgage. Tenant shall execute such instruments as shall from time to time be reasonably requested by the holder of the Mortgage confirming such subordinated status. Tenant agrees that if a Foreclosure Purchaser shall succeed to the interest of Landlord in the Leased Property, (i) this Lease will terminate by operation of law or upon written notice to Tenant from the Foreclosure Purchaser, as applicable, (ii) the holder of such Mortgage shall not have any obligation under this Lease to Tenant, (iii) Tenant’s rights in and ownership of any FF&E or other property or items set forth on Exhibit B hereto owned or leased by Tenant shall terminate by operation of law or upon written notice to Tenant, as applicable (if by written notice to Tenant from the Foreclosure Purchaser, Tenant shall deliver to the Foreclosure Purchaser such assignments and bills of sale as the Foreclosure Purchaser may require to evidence the transfer of such FF&E and other property or items), and (iv) Tenant shall cooperate with the Foreclosure Purchaser with respect to delivery of all licenses and permits, if any, held by Tenant.

(b)           In the event of any foreclosure of any Mortgage or conveyance in lieu of foreclosure, neither the Foreclosure Purchaser nor its successors or assigns shall in any way or to any extent (i) be bound by any modification or amendment of this Lease executed after the date of this Lease or by any existing prepayment of Rent for a period greater than one (1) month, unless such modification, amendment or prepayment shall have been expressly approved in writing by such Foreclosure Purchaser, (ii) be bound by any assignment of Tenant’s interest in this Lease by Tenant or by operation of law or otherwise (except for any assignment of Tenant’s interest in this Lease by Tenant made in accordance with the terms of this Lease, which assignment shall be expressly subject to the security interests of the holder of the Mortgage, including, without limitation, any security interests granted to Landlord by Tenant and pledged or assigned including, without limitation, any notices by Landlord to the holder of any Mortgage as permitted under Section 8.2 above) without the express prior written consent of such Foreclosure Purchaser, (iii) be obligated or liable to Tenant with respect to any act or failure to act on the part of Landlord occurring prior to the transfer of title to the Foreclosure Purchaser, or (iv) be obligated or liable to Tenant for failure to complete any proposed construction regarding the Leased Property. Except to the extent permitted in accordance with the preceding sentence, Tenant shall have no right to assert or claim any of the foregoing or any damages arising therefrom against the Foreclosure Purchaser, whether as an offset or defense or otherwise.

(c)           After notice is given to Tenant by the Foreclosure Purchaser that the rents under this Lease should be paid to the Foreclosure Purchaser, Tenant shall pay to the Foreclosure Purchaser, or in accordance with the directions of the Foreclosure Purchaser, all rents and other monies due and to become due to Landlord under this Lease, and Landlord hereby expressly authorizes Tenant to make such payments to the Foreclosure Purchaser and hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments.

(d)           Tenant agrees to provide to the Foreclosure Purchaser a copy of any notice, demand or request provided to Landlord under this Lease at the address of the Foreclosure Purchaser provided to Tenant by the Foreclosure Purchaser.

(e)           If the terms of this Lease conflict with the terms of any Mortgage regarding the matters set forth in this Section 11.1, the terms of the Mortgage shall control.

ARTICLE 12
MISCELLANEOUS

12.1         Quiet Enjoyment. Landlord covenants and agrees that Tenant, upon compliance with the obligations of Tenant hereunder, and subject to the provisions hereof, shall lawfully and quietly enjoy the Leased Property and Tenant’s rights hereunder during the Term without hindrance by Landlord or any Persons by, through and under Landlord.

12.2         Landlord’s Right of Entry. Landlord, its employees and agents, shall have the right to enter the Hotel at reasonable times and on reasonable notice to Tenant to examine the condition and use thereof, exhibit the same, and otherwise perform its obligations and exercise its rights hereunder. Landlord will endeavor to examine the Hotel or otherwise perform its obligations and exercise its rights with minimum disruption to the operation of the Hotel.

12.3          Estoppel Certificates. Tenant and Landlord, from time to time within ten (10) business days following written request by the other party or by the holder of any Mortgage of the Leased Property, shall execute, acknowledge and deliver to the requesting party or its designee a written statement in form and substance reasonably requested by such requesting party certifying to such requesting party or to such other Person as such requesting party may designate (i) the commencement and expiration dates of the Term, (ii) that this Lease is unmodified and in full force and effect or, if there have been modifications, that the same is in full force and effect as modified and setting forth the modifications, (iii) the dates to which Rent and other payments due under this Lease from Tenant have been paid in advance, if any, and (iv) whether or not, to the best knowledge of the party signing such certificate, the requesting party is in default in the performance of any term, covenant or condition contained in this Lease or any Mortgage and, if so, specifying each such default of which the signing party may have knowledge. Such certificate shall also set forth such other information regarding this Lease as may reasonably be requested or, with respect to a certificate delivered by Tenant, regarding the Management Agreement as may be reasonably requested, including, without limitation, (A) that the Management Agreement is in full force and effect, and (B) that there is no material uncured default, breach or violation existing thereunder by either party thereto and that, to Tenant’s knowledge, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by either party thereunder.

12.4          Delivery of Notices.

(a)          If Tenant shall give Landlord any notice of a default or breach by Landlord, Tenant shall simultaneously deliver a written notice of such breach or default to the holder of all Mortgages.

(b)          If Landlord shall receive any written notice from a Governmental Authority, a mortgagee under any Mortgage or any party commencing a litigation against Landlord or the Leased Property, Landlord shall, upon receipt of such notice, deliver a copy thereof to Tenant.

12.5          Notices. All notices, demands, consents, approvals, requests or other communications that either Landlord or Tenant may desire or be required to give hereunder

(collectively, “Notices”) shall be in writing and shall be given by personal delivery or facsimile or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided, provided, however, that any Notice given by facsimile shall also be given by personal delivery or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

(a)           Each notice to Tenant shall be delivered to Tenant at the following addresses:

PHR GANO OPCO SUB, LLC

c/o Procaccianti Companies

1140 Reservoir Avenue

Cranston, Rhode Island 02920-6320

Attention: Ron M. Hadar, General Counsel

(b)           Each notice to Landlord shall be delivered to Landlord at the following address:

GANO HOLDINGS, LLC

c/o Procaccianti Companies

1140 Reservoir Avenue

Cranston, Rhode Island 02920-6320

Attention: Ron M. Hadar, General Counsel

Either party shall have the right from time to time during the term of this Lease to change the address thereof and to specify as the address thereof any other address within the United States of America.

12.6          No Broker. Tenant and Landlord each represents and warrants to the other that no broker or finder was engaged in connection with the execution of this Lease and each agrees to indemnify and hold the other harmless of and from and against all liabilities, costs and expenses (including reasonable attorneys’ fees) arising from any claim by any such broker or finder arising out of the acts of the indemnifying party.

12.7         Quarterly Meetings. Landlord covenants to meet with Tenant not less frequently than quarterly (and otherwise, as may be reasonably requested by Tenant) so as to review and consult with Tenant with respect to any and all matters concerning the Leased Property that Tenant may desire to discuss, including, without limitation, the condition of the Leased Property.

12.8          No Joint Venture. Nothing contained in this Lease shall be construed to make Landlord and Tenant partners or joint venturers or to render any of said parties liable for the debts or obligations of the others or to create any agency relationship between the parties.

12.9          Partial Invalidity. If any provisions of this Lease or the application thereof to any Person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

12.10      Third Parties. The Lease is made for the exclusive benefit of the parties hereto and their successors and assigns herein permitted and not for any third party other than (only to the extent specifically provided in Section 11.1, 12.3 and 12.4) the holder of any Mortgage and any Foreclosure Purchaser, and, except to such extent, nothing in this Lease, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by this Lease.

12.11      Waivers and Enforcement. No delay or omission by either of the parties hereto to exercise any right or power accruing upon any non-compliance or failure of performance by the other party under the provisions of this Lease shall impair any such right or power or be construed to be a waiver thereof. The failure herein to specify a right, power or remedy accruing upon any non-compliance or failure of performance by either of the parties hereto shall not be construed to be a waiver thereof so as to impair the right of the party thereby aggrieved to all remedies then available to it at law or in equity by reason of such noncompliance or failure of performance. A waiver by either of the parties hereto of performance of any of the covenants, conditions or agreements hereof to be performed by the other party hereto shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant condition or agreement herein contained.

12.12      Modification. This Lease contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements, oral or written, between the parties on or prior to the date hereof with respect to such subject matter. None of the covenants, terms or conditions of this Lease to be kept and performed by either party to this Lease shall in any manner be waived, modified, changed or abandoned except by written instrument duly signed, acknowledged and delivered by the parties to this Lease. Any amendment to this Lease that is not ministerial in nature shall require the prior written consent of Franchisor or the holder of any Mortgage to the extent required in the Franchise Agreement or in such Mortgage, as applicable.

12.13      Non-Recourse Liability. Landlord and each of its officers, directors, affiliates, shareholders, members and constituent partners, as applicable, shall in no event or at any time be personally liable for the payment or performance of any obligation required or permitted of Landlord under this Lease or under any document executed in connection herewith. In the event of any actual or alleged failure, breach or default by Landlord under this Lease or any such document, the sole recourse of Tenant shall be against the interest of Landlord in the Leased Property. No attachment, execution, writ, or other process shall be sought or obtained, and no judicial proceeding shall be initiated by or on behalf of Tenant, against Landlord (or any of

Landlord’s officers, directors, affiliates or constituent partners or shareholders) personally or Landlord’s assets as a result of any such failure, breach, or default. In no event shall Landlord have any liability for any loss of profits, business interruptions and/or consequential damages of Tenant.

12.14      Captions. The Article and Section headings or captions are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

12.15      Time of Essence. Time is of the essence as to the covenants in this Lease.

12.16      Successors and Assigns. All the covenants, agreements, conditions and undertakings in this Lease shall extend and inure to and be binding upon the successors and permitted assigns of each of the parties hereto, the same as if they were in every case named and expressed.

12.17      No Recordation. Neither party shall record this Lease or any memorandum thereof.

12.18      Name. Subject to the terms of the Franchise Agreement, Landlord shall have the right to change the name of the Hotel at any time and from time to time and the right to place any signs in or on the Hotel from time to time indicating the name of the Hotel as designated by Landlord. Landlord and Tenant shall at all times refer to the Hotel by such name as is designated by Landlord from time to time. Tenant shall have no right to place any signs on the exterior of the Hotel without the prior written consent of Landlord.

12.19      Survival. All of the provisions of this Lease shall survive the termination of this Lease, and, except as otherwise specifically provided herein, neither party shall be relieved from any liability hereunder accruing prior to the Expiration Date.

12.20      Confidentiality. Tenant and Landlord each agree that it and its Affiliates will keep all non-public information obtained by them with respect to the business and business terms of the parties confidential and will not provide such information to any third parties without the prior written consent of the other party, unless required by court order or Law, except to their employees, agents, contractors, lenders, professionals and consultants on a need-to-know basis. Notwithstanding any terms or conditions in this Lease or any related agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any Person may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information of the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

12.21      Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property conveys all or any portion of the Leased Property in accordance with the terms hereof, other than as security for debt, if the grantee or transferee of such of the Leased Property expressly assumes and agrees to perform, by written instrument in form approved by Tenant, which approval shall not unreasonably be withheld, all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, all such future liabilities and obligations shall thereupon be binding upon the new owner, and this Lease shall continue in full force and effect.

12.22       Governing Law. This Lease shall be construed and enforced in accordance with the Laws of the State of Rhode Island.

12.23      Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Executed counterparts of thus Lease delivered by facsimile transmission to the other party shall be binding on the party delivering such executed counterpart.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed on the day, month and year first above dated.

LANDLORD:

GANO HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Representative

TENANT:

PHR GANO OPCO SUB, LLC, a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Representative

[Signature Page to Hotel Lease – Hilton Garden Inn, Providence, RI]

SCHEDULE 3.1

(a)       Fixed Rent” means the monthly Fixed Rent as shown in the chart contained in subsection (c) below for such applicable month (or partial month).

(b)       “Percentage Rent” means an amount each month equal to the amount Gross Revenues exceed the applicable Revenue Floor (as defined in the chart contained in subsection (c) below) for such month (or partial month) multiplied by the applicable Percentage Rent Multiplier for such month (or partial month) shown in the chart contained in subsection (c) below.

(c)

Month/Year	Fixed Rent	Revenue Floor	Percentage Rent Multiplier
Feb-2020 (Partial month)	$6,306	$33,629	23.22%
Mar-20	$55,204	$224,905	30.39%
Apr-20	$70,461	$240,543	36.27%
May-20	$112,329	$299,683	46.41%
Jun-20	$111,599	$305,654	45.20%
Jul-20	$94,011	$285,467	40.77%
Aug-20	$95,228	$286,604	41.14%
Sep-20	$80,608	$264,711	37.70%
Oct-20	$106,510	$297,409	44.34%
Nov-20	$34,866	$187,657	23.00%
Dec-20	$52,902	$114,869	15.35%
Jan-21	$54,665	$143,508	12.70%
Feb-21	$37,030	$198,882	23.05%
Mar-21	$56,094	$229,324	30.28%
Apr-21	$71,702	$245,269	36.19%
May-21	$114,540	$305,572	46.41%
Jun-21	$113,797	$311,660	45.21%
Jul-21	$95,803	$291,076	40.75%
Aug-21	$97,048	$292,235	41.12%
Sep-21	$82,088	$269,912	37.65%
Oct-21	$108,590	$303,252	44.33%

Nov-21	$35,280	$191,345	22.83%
Dec-21	$52,902	$117,126	15.06%
Jan-22	$54,665	$146,193	12.46%
Feb-22	$37,527	$202,603	22.93%
Mar-22	$56,890	$233,613	30.15%
Apr-22	$72,747	$249,857	36.05%
May-22	$116,262	$311,287	46.24%
Jun-22	$115,504	$317,490	45.04%
Jul-22	$97,224	$296,520	40.60%
Aug-22	$98,489	$297,702	40.96%
Sep-22	$83,293	$274,961	37.51%
Oct-22	$110,215	$308,925	44.17%
Nov-22	$35,751	$194,924	22.71%
Dec-22	$52,902	$119,317	14.78%
Jan-23	$54,665	$149,855	12.16%
Feb-23	$38,249	$207,678	22.80%
Mar-23	$58,034	$239,465	30.01%
Apr-23	$74,241	$256,116	35.89%
May-23	$118,708	$319,085	46.06%
Jun-23	$117,931	$325,443	44.86%
Jul-23	$99,249	$303,949	40.43%
Aug-23	$100,542	$305,160	40.79%
Sep-23	$85,014	$281,849	37.34%
Oct-23	$112,526	$316,664	44.00%
Nov-23	$36,436	$199,807	24.58%
Dec-23	$73,481	$122,306	20.03%
Jan-24	$73,481	$152,718	16.04%
Feb-24	$38,121	$211,645	22.30%
Mar-24	$58,036	$244,040	29.44%
Apr-24	$74,364	$261,009	35.27%
May-24	$119,136	$325,181	45.36%
Jun-24	$118,341	$331,660	44.18%
Jul-24	$99,522	$309,755	39.78%
Aug-24	$100,825	$310,989	40.14%
Sep-24	$85,193	$287,233	36.72%
Oct-24	$112,901	$322,713	43.31%
Nov-24	$36,305	$203,624	24.07%
Dec-24	$73,481	$124,643	19.65%
Jan-25	$73,481	$155,772	15.72%
Feb-25	$41,360	$215,878	23.72%
Mar-25	$62,089	$248,921	30.88%

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Apr-25	$78,962	$266,229	36.72%
May-25	$125,454	$331,685	46.83%
Jun-25	$124,727	$338,293	45.65%
Jul-25	$105,250	$315,950	41.24%
Aug-25	$106,595	$317,209	41.60%
Sep-25	$90,345	$292,978	38.18%
Oct-25	$119,063	$329,167	44.78%
Nov-25	$39,404	$207,696	23.49%
Dec-25	$0	$0	0.00%
Jan-26	$5,140	$158,888	4.01%
Feb-26	$41,934	$220,196	23.58%
Mar-26	$63,077	$253,899	30.76%
Apr-26	$80,288	$271,554	36.61%
May-26	$127,710	$338,319	46.74%
Jun-26	$126,967	$345,059	45.56%
Jul-26	$107,101	$322,269	41.15%
Aug-26	$108,473	$323,553	41.51%
Sep-26	$91,898	$298,837	38.07%
Oct-26	$121,191	$335,751	44.69%
Nov-26	$39,939	$211,850	23.34%
Dec-26	$0	$0	0.00%
Jan-27	$4,978	$162,066	3.80%
Feb-27	$42,508	$224,600	23.43%
Mar-27	$64,074	$258,977	30.63%
Apr-27	$81,629	$276,985	36.49%
May-27	$129,999	$345,085	46.64%
Jun-27	$129,242	$351,960	45.46%
Jul-27	$108,979	$328,715	41.05%
Aug-27	$110,378	$330,024	41.41%
Sep-27	$93,471	$304,814	37.97%
Oct-27	$123,350	$342,466	44.59%
Nov-27	$40,473	$216,087	23.19%
Dec-27	$0	$0	0.00%
Jan-28	$4,802	$165,307	3.60%
Feb-28	$43,082	$229,092	23.28%
Mar-28	$65,080	$264,157	30.50%
Apr-28	$82,986	$282,524	36.37%
May-28	$132,324	$351,987	46.54%
Jun-28	$131,552	$359,000	45.37%
Jul-28	$110,883	$335,289	40.94%
Aug-28	$112,310	$336,625	41.31%

3

Sep-28	$95,065	$310,910	37.86%
Oct-28	$125,541	$349,315	44.50%
Nov-28	$41,007	$220,409	23.03%
Dec-28	$0	$0	0.00%
Jan-29	$4,611	$168,613	3.39%
Feb-29	$43,657	$233,674	23.13%
Mar-29	$66,095	$269,440	30.37%
Apr-29	$84,359	$288,175	36.24%
May-29	$134,683	$359,026	46.45%
Jun-29	$133,896	$366,180	45.27%
Jul-29	$112,814	$341,995	40.84%
Aug-29	$114,269	$343,357	41.20%
Sep-29	$96,680	$317,129	37.74%
Oct-29	$127,765	$356,301	44.40%
Nov-29	$41,540	$224,817	22.88%
Dec-29	$0	$0	0.00%
Jan-30	$4,694	$171,985	3.38%
Feb 2030 - Partial month	$36,837	$197,253	23.12%

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Exhibit A

Legal Description

A.P. 17, Lot 633

#220 India Street

Providence, Rhode Island

That certain tract or parcel of land situated southeasterly of Interstate Route 195, westerly of Tockwotton Street and westerly of India Street in the City of Providence, Providence County, State of Rhode Island and Providence Plantations, delineated on that plan entitled “ALTA / NSPS Land Title Survey Plan, A.P. 17, Lot 633, Wyndham Garden Providence, 220 India Street, Providence, RI 02903, Gano Holdings, L.L.C. c/o The Procaccianti Group, 1140 Reservoir Avenue, Cranston, Rhode Island 02920 Project No. 04-313 Scale: 1”=20’ Date:01/22/20 by Waterman Engineering Company Richard S. Lipsitz, P.L.S. No. 1837”, more particularly bounded and described as follows;

 Beginning at a point in the northerly State Highway Line of India Point Park as delineated on Rhode Island Highway Plat No. 2869, said point being at the westerly terminus of India Street and the southeasterly corner of the parcel herein-described;

thence proceeding N 79°51'31" W, by and with the said northerly State Highway Line of India Point Park, a distance of one hundred forty six and 26/100 (146.26') feet to an angle point;

thence proceeding N 74°04'39" W, by and with the said northerly State Highway Line of India Point Park, a distance of thirty nine and 55/100 (39.55') feet to an angle point;

thence proceeding N 59°28'57" W, by and with the said northerly State Highway Line of India Point Park, a distance of twenty eight and 27/100 (28.27') feet to an angle point;

thence proceeding N 42°06'33" W, by and with the said northerly State Highway Line of India Point Park, a distance of ten and 76/100 (10.76') feet to an angle point;

thence proceeding N 16°05'44" W, by and with the said northerly State Highway Line of India Point Park, a distance of ten and 76/100 (10.76') feet to an angle point;

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thence proceeding N 05°27'51" W, in part by and with the said northerly State Highway Line of India Point Park and in part by and with the southeasterly State Freeway Line of Interstate Route 195 as delineated on Rhode Island Highway Plat No. 1374, a distance of one hundred twenty four and 00/100 (124.00') feet to the northwesterly corner of the parcel herein-described;

thence proceeding N 53°40'20" E, by and with the said southeasterly State Freeway Line of Interstate Route 195, a distance of thirty and 19/100 (30.19') feet to an angle point;

thence proceeding N 47°53'52" E, by and with the said southeasterly State Freeway Line of Interstate Route 195, a distance of thirty one and 22/100 (31.22') feet to an angle point;

thence proceeding N 78°04'49" E, by and with the said southeasterly State Freeway Line of Interstate Route 195, a distance of one hundred thirteen and 72/100 (113.72') feet to an angle point;

thence proceeding S 79°08'48" E, by and with the said southeasterly State Freeway Line of Interstate Route 195, a distance of one hundred seventeen and 70/100 (117.70') feet to the westerly terminus of Tockwotton Street and the northeasterly corner of the parcel herein-described;

thence proceeding S 10°51'12" W, bounded easterly by the said westerly terminus of Tockwotton Street, a distance of twenty five and 00/100 (25.00') feet to land now or formerly of Brown University;

thence proceeding S 11°12'26" W, bounded easterly in part by the said Brown University land and in part by the aforesaid westerly terminus of India Street, a distance of two hundred twelve and 36/100 (212.36') feet to the point and place of beginning.

The above-described parcel contains 53,715 +/- square feet (1.233 +/- acres) of land, more or less

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Exhibit B

The Collateral

1.       Fixtures and Personal Property. All goods, inventory, machinery, equipment, fixtures (including, without limitation, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures), furnishing, building supplies and materials, and all other personal property of every kind and nature whatsoever owned by Tenant (or in which Tenant has or hereafter acquires an interest) and now or hereafter located upon, or appurtenant to, the Property or used or useable in the present or future operation and occupancy of the Property, along with all accessions, replacements or substitutions of all or any portion thereof including, but not limited to, all items of personal property located within or adjacent to the Hotel and included within the definition of “Property and Equipment” and “Inventories” under the Uniform System of Accounts for the Lodging Industry as published by the American Hotel Association of the United States and Canada, including but not limited to, beds, bureaus, chiffoniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, Venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, tableware, uniforms, guest ledgers, foodcarts, cookware, dry cleaning facilities, dining room wagons, tools, keys or other entry systems, bars, bar fixtures, and other drink dispensers, icemakers, radios, televisions sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing equipment, fire prevention and extinguishing apparatus, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, ash and disposals, washers and dryers and other customary hotel equipment, and computer software and hardware, but excluding, in all events, alcoholic beverages inventory;

2.       Leases and Rents. All income, rents, room rates, issues, profits, revenues, deposits, accounts and other benefits from the operation of the Hotel, including, without limitation, all revenues, cash and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities and otherwise, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, lease, sublease, license, concession, or other grant of the right of the possession, use or occupancy of all or any portion of the Land, the Hotel or personalty located therein, or rendering of services by Tenant or any operator or manager of the Hotel or the commercial space located therein or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, guest room or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending

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machine sales, all deposits or other security now or hereafter made with or given to any utility company by Tenant with respect to the Property, and all proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land and/or the Hotel whether paid or accruing before or after the filing by or against Tenant of any petition for relief under any present or future state or federal law regarding bankruptcy (each a “Bankruptcy Code”), reorganization or other relief to debtors and all proceeds from the sale or other disposition of the Tenant Leases (hereinafter defined). All leases, subleases, licenses and other agreements granting others the right to use or occupy all or any part of the Property together with all restatements, renewals, extensions, amendments and supplements thereto, (collectively, the “Tenant Leases”), now existing or hereafter entered into, and whether entered before or after the filing by or against Tenant of any petition for relief under a Bankruptcy Code, and all of Tenant’s right, title and interest in the Tenant Leases, including, without limitation (i) all guarantees, letters of credit and any other credit support given by any tenant or guarantor in connection therewith (collectively, the “Tenant Lease Guaranties”), (ii) all cash, notes, or security deposited thereunder to secure the performance by the tenants of their obligations thereunder (collectively, the “Tenant Security Deposits”), (iii) all claims and rights to the payment of damages and other claims arising from any rejection by a tenant of its Tenant Lease under a Bankruptcy Code (“Bankruptcy Claims”), (iv) all of the landlord’s rights in casualty or condemnation proceeds of a tenant in respect of the leased premises (collectively, the “Tenant Claims”), (v) all rents, ground rents, additional rents, revenues, termination and similar payments, issues and profits (including all oil and gas or other mineral royalties and bonuses) from the Property (collectively with the Tenant Lease Guaranties, Tenant Security Deposits, Bankruptcy Claims and Tenant Claims, the “Rents”), whether paid or accruing before or after the filing by or against Tenant of any petition for relief under a Bankruptcy Code, (vi) all proceeds or streams of payment from the sale or other disposition of the Tenant Leases or disposition of any Rents, and (vii) the right to receive and apply the Rents to the payment of Tenant’s obligations under this Lease and to do all other things which Tenant or a lessor is or may become entitled to do under the Tenant Leases or with respect to the Rents;

3.       Condemnation Awards. All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including, without limitation, any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property;

4.       Insurance Proceeds. All proceeds of, and any unearned premiums on, any insurance policies covering the Property, including, without limitation, the exclusive right to receive and apply the proceeds of any claim awards, judgments, or settlements made in lieu thereof, for damage to the Property;

5.       Tax Certiorari. All refunds, rebates or credits in connection with a reduction in any taxes, including, without limitation, rebates as a result of tax certiorari or any other applications or proceedings for reduction;

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6.       Agreements. All agreements (including, without limitation, interest rate cap agreements, swaps or other interest hedging agreements), contracts (including, without limitation, the Management Agreement and construction, architectural, service, supply and maintenance contracts), registrations, permits, licenses (including, without limitation, liquor licenses, if any, to the fullest extent assignable by Tenant), franchise (including, without limitation, the Franchise Agreement), plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Property, or respecting any business or activity conducted from the Property, and all right, title and interest of Tenant therein and thereunder, including, without limitation, the right, while an Event of Default remains uncured, to receive and collect any sums payable to Tenant thereunder;

7.       Intangibles. All accounts, escrows, chattel paper, claims, deposits, trade names, trademarks, service marks, logos, copyrights, goodwill, licenses, permits, plans and specifications, environmental audits, engineering reports, warranties, guaranties, books and records and all other general intangibles and payment intangibles relating to or used in connection with the operation of the Property;

8.       Accounts. All reserves, escrows and deposit accounts maintained by Tenant with respect to the Property, together with all cash, checks, drafts, certificates, accounts receivable, documents, letter of credit rights, commercial tort claims, securities, investment property, financial assets, instruments and other property from time to time held therein, and all proceeds, products, distributions, dividends or substitutions thereon or thereof, and all accounts (including, without limitation, any deposit accounts), impounds, contract rights, book debts, letters of credit, letter of credit rights, supporting obligations, drafts and notes arising from the operation of a hotel at the Property or arising from the sale, lease or exchange of goods or other property and/or the performance of services, and Tenant’s rights to payment from any consumer credit/charge card organization or entities which sponsor and administer such cards, including, without limitation, the American Express card, the Visa card, the Discover card, and the MasterCard;

9.       Rights to Conduct Legal Actions. The right, in the name and on behalf of Tenant, to commence any action or proceeding to protect the interest of Landlord in the Property and to appear in and defend any action or proceeding brought with respect to the Property; and

10.     Proceeds. All proceeds and profits arising from the conversion, voluntary or involuntary, of any of the foregoing into cash (whether made in one payment or a stream of payments) and any liquidation claims applicable thereto.

9